Cross Country Healthcare to Participate in SunTrust Robinson Humphrey 2014 Financial Technology, Business and Government Services Unconference

BOCA Raton, Fla. - November 10, 2014 - Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to participate in the SunTrust Robinson Humphrey 2014 Financial Technology, Business and Government Services Unconference on Thursday, November 13, 2014, being held at the Westin Grand Central, New York City. This event consists of small group and one-on-one investor meetings and no formal presentations are being made.

About Cross Country Healthcare

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing healthcare recruiting, staffing and workforce management solutions. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice and case management professionals. We provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 4,300 active contracts with a broad range of clients, including acute care hospitals, physician practice groups, nursing facilities, rehabilitation and sports medicine clinics, government facilities, as well as nonclinical settings such as homecare and schools. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians for travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs, workforce assessments, internal resource pool consulting and development, electronic medical record transition staffing and recruitment process outsourcing. In addition, we provide education and training programs for healthcare professionals through seminars and e-learning tools.

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CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com

Source: Cross Country Healthcare, Inc.